Exhibit 10.1
GOVERNING AGREEMENT AND COMPLETE RELEASES
This is a Governing Agreement and Complete Releases (the “Governing Agreement”) by and between:
Koninklijke Philips Electronics N.V. (“Philips N.V.”), Philips Electronics North America Corporation (“PENAC”) and Philips Solid-State Lighting Solutions, Inc. (“PSSLS”; together with Philips N.V. and PENAC, “Philips”), on the one hand; and,
Lighting Science Group Corporation (“LSG”), LED Holdings, LLC (“LEH”) and LED Effects, Inc. (“LEI”; together with LSG and LEH, the “LED Group”);
and Pegasus Capital Advisors, L.P. (“Pegasus Capital”) and Pegasus Partners IV, L.P. (“Pegasus Partners”; together with Pegasus Capital, “Pegasus”), on the other.
WHEREAS:
A. PENAC and LEI entered into an Agreement for Use and Disclosure of Confidential Technical and/or Business Information, dated February 23, 2006 (the “2006 Confidentiality Agreement”);
B. PENAC and LEI entered into a Joint Development Agreement, dated as of March 14, 2006 (the “JDA”);
C. PENAC and LEI entered into a Common Interest Agreement, dated December 16, 2006 (the “Common Interest Agreement”);
D. PENAC and LEI entered into a Distributor Agreement, dated January 27, 2007 (the “Distributor Agreement”);
E. PENAC and LEI entered into a Value Added Reseller Agreement, dated February 2, 2007 (the “VAR Agreement”);
F. LEI, Philips N.V. and Pegasus Capital entered into a letter agreement, dated February 14, 2007 (the “LOI”);
G. Pegasus Capital and Philips N.V. entered into an agreement, dated March 15, 2007 (the “IP Due Diligence Confidentiality Agreement”);
H. Philips owns certain intellectual property and/or trade secrets related to LED lighting, including, but not limited to, U.S. Patent Numbers 6,788,011, 6,150,774, 6,806,659, 6,016,038, 7,221,104, 6,967,448 and 6,250,774 (collectively, “Philips IP”);
I. The LED Group owns certain intellectual property and/or trade secrets related to LED lighting (collectively, “LED Group IP”);
J. On February 19, 2008, Philips Solid-State Lighting Solutions, Inc. filed a Complaint against the LED Group in the U.S. District Court for the District of Massachusetts, captioned

Philips Solid-State Lighting Solutions, Inc., et al. v. Lighting Science Group Corp., et al., No. 08-CV-10289-RWZ (the “First Massachusetts Action”);
K. On March 7, 2008, the LED Group filed a Complaint against Philips in the Superior Court of California, Sacramento County, captioned Lighting Science Group Corp., et al. v. Koninklijke Philips Electronics, N.V., et al., No. 34-2008-5454 (the “California Action”);
L. On March 14, 2008, Pegasus Partners filed a Complaint against Philips in Texas District Court, County of Dallas, captioned Pegasus Partners IV, L.P. v. Koninklijke Philips Electronics N.V., et al., No. 08-2848 (the “Texas Action”);
M. On April 11, 2008, Philips filed a Complaint against Pegasus in the Supreme Court of New York, County of New York, captioned Koninklijke Philips Electronics N.V., et al. v. Pegasus Capital Advisors, L.P., et al., No. 601090/08 (the “New York Action”);
N. On September 24, 2008, LSG filed a Complaint against U.S. Philips Corporation in U.S. District Court for the Eastern District of California, captioned Lighting Science Group Corporation v. U.S. Philips Corporation, No. 08-2238-FCD (the “Second California Action”), which was dismissed on February 4, 2009;
O. On September 26, 2008, Philips filed a Complaint against the LED Group in the U.S. District Court for the District of Massachusetts, captioned Koninklijke Philips Electronics, N.V. v. Lighting Science Group Corp., et al., No. 08-11650 (D. Mass.) (the “Second Massachusetts Action”);
P. On October 7, 2008, the court in the California Action entered a preliminary injunction against Philips (the “Preliminary Injunction”);
Q. On February 4, 2009, the Texas District Court dismissed the Texas Action as to PENAC and PSSLS on February 4, 2009 and on March 13, 2009, the action was non-suited against Philips N.V.;
R. LSG, PENAC, PSSLS, Philips N.V., Pegasus Capital and Pegasus Advisors entered into a Confidentiality Agreement, effective as of March 23, 2009 (the “2009 Confidentiality Agreement”), which has subsequently been amended (the “2009 Amended Confidentiality Agreement”); and,
S. Without addressing the merits of any party’s claims or defenses and without any admission of liability of any sort on the part of any party, Philips, LED Group and Pegasus (collectively, the “parties”) have decided to resolve and settle fully, finally and completely any and all claims or disputes relating to any matter or occurrence regarding any of the events preceding this Agreement, including disputes arising out of or related to the 2006 Confidentiality Agreement, the JDA, the Common Interest Agreement, the Distributor Agreement, the IP Due Diligence Confidentiality Agreement, the VAR Agreement, the LOI, Philips IP, LED Group IP, the First Massachusetts Action, the California Action, the Preliminary Injunction, the Texas Action, the New York Action, the Second California Action and the Second Massachusetts Action.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and conditions contained herein, the parties agree as follows:
     1. Effective Date. This Agreement shall be effective as of 27 August 2009 (the “Effective Date”).
     2. Consideration.
     a. On the Effective Date, the parties shall deliver the following executed agreements (collectively, the “Related Agreements”):
          i. The Convertible Note, dated as of 27 August 2009 by and among Lighting Science Group Corporation and Koninklijke Philips Electronics N.V.
          ii. The Patent License Agreement, dated as of 27 August 2009 by and between Koninklijke Philips Electronics N.V. and Lighting Science Group Corporation;
          iii. The Commercial Framework Agreement, dated as of 27 August 2009 by and between Philips Lighting N.V. and Lighting Science Group Corporation.
     b. The execution and delivery of the Related Agreements identified in sub-section a above shall be deemed to be contemporaneous with the execution and delivery of this Governing Agreement.
     c. Although the Related Agreements are referenced in this Governing Agreement, their terms and provisions are not a part of this Governing Agreement and those terms and provisions have not been incorporated herein by reference.
     3. Prior Agreements.
     a. IP Due Diligence Confidentiality Agreement. Notwithstanding anything in this Governing Agreement, the IP Due Diligence Confidentiality Agreement shall continue in full force and effect in accordance with its terms. To avoid any further assertion of breach or other claims, within ten (10) business days after the Effective Date, Pegasus and LSGC shall destroy or return to PENAC all tangible copies of the Confidential Information (as defined in the IP Due Diligence Confidentiality Agreement) provided and certify, in writing, (i) that all such Confidential Information has been destroyed or returned and, to the extent that such Confidential Information resides in readily accessible electronic form, that it has been deleted, or to the extent that such Confidential Information resides in backup electronic form, that it will be maintained as confidential in accordance with the terms of the IP Due Diligence Confidentiality Agreement, and (ii) that at the time the material was provided, a common interest existed, as specified in the IP Due Diligence Confidentiality Agreement. Notwithstanding the foregoing, LSGC’s and Pegasus’ outside counsel each may retain a copy of the Confidential Information subject to maintaining such copies as confidential in accordance with the terms of the IP Due Diligence Confidentiality Agreement.
     b. Common Interest Agreement. Notwithstanding anything in this Governing Agreement, the Common Interest Agreement shall continue in full force and effect in accordance with its terms until 27 August 2011 and thereafter the materials disclosed pursuant to the Common Interest Agreement shall be considered non-confidential.
     c. The 2006 Confidentiality Agreement. Notwithstanding anything in this Governing Agreement, the 2006 Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
     d. Other Agreements. The LOI, the Distributor Agreement, the VAR Agreement, and the JDA shall be considered terminated and/or expired according to their respective terms.
     4. Releases.
     a. Effective on the Effective Date, Philips, on behalf of themselves, their present and former officers, directors, employees, parent and subsidiary entities, affiliates, and assigns (the “Philips Releasors”), do hereby forever release the LED Group, their present and former officers and directors, employees, agents, stockholders, affiliates, subsidiary or parent corporations, members, representatives, insurers, attorneys, advisors, successors, assigns, or anyone acting on their behalf (the “LED Group Releasees”), from any liability, whether known or unknown, suspected or unsuspected, concealed or hidden, accrued or unaccrued, from the beginning of time through the Effective Date, which against the LED Group Releasees (or any of them), the Philips Releasors (or any of them) ever had, or now have, including, but not limited to, claims in connection with, arising out of or in any way related to (i) the 2006 Confidentiality Agreement, the JDA, the Common Interest Agreement, the Distributor Agreement, the VAR Agreement, the IP Due Diligence Confidentiality Agreement, and the LOI; (ii) use of Philips IP; (iii) the allegations in the First Massachusetts Action, the California Action, the Second Massachusetts Action and the Second California Action; and (iv) the LED Group’s litigation conduct.
     b. Effective on the Effective Date, the Philips Releasors do hereby forever release Pegasus, their present and former officers and directors, employees, agents, stockholders, affiliates, subsidiary or parent corporations, members, representatives, insurers, attorneys, advisors, successors, assigns, or anyone acting on their behalf (the “Pegasus Releasees”), from any liability, whether known or unknown, suspected or unsuspected, concealed or hidden, accrued or unaccrued, from the beginning of time through the Effective Date, which against the Pegasus Releasees (or any of them), the Philips Releasors (or any of them) ever had, or now have, including, but not limited to, claims in connection with, arising out of or in any way related to (i) the LOI, the IP Due Diligence Confidentiality Agreement, and the Common Interest Agreement, (ii) the allegations in the Texas Action and the New York Action, and (iii) Pegasus’ litigation conduct.
     c. Effective on the Effective Date, the LED Group, on behalf of themselves, their present and former officers, directors, employees, parent and subsidiary entities, affiliates, and assigns (the “LED Group Releasors”), do hereby forever release Philips, their present and former officers and directors, employees, agents, stockholders, affiliates, subsidiary or parent corporations, members, representatives, insurers, attorneys, advisors, successors, assigns, or anyone acting on their behalf (the “Philips Releasees”), from any liability, whether known or unknown, suspected or unsuspected, concealed or hidden, accrued or unaccrued, from the beginning of time through the Effective Date, which against the Philips Releasees (or any of them), the LED Group Releasors (or any of them) ever had, or now have, including, but not limited to, claims in connection with, arising out of or in any way related to (i) the 2006 Confidentiality Agreement, the JDA, the Common Interest Agreement, the Distributor Agreement, the VAR Agreement, the IP Due Diligence Confidentiality Agreement, or the LOI; (ii) use of LED Group IP; (iii) the allegations in the First Massachusetts Action, the California Action, the Second Massachusetts Action, and the Second California Action; (iv) conduct following the issuance of the Preliminary Injunction and (v) Philips’ litigation conduct.
     d. Effective on the Effective Date, Pegasus, on behalf of themselves, their present and former officers, directors, employees, parent and subsidiary entities, affiliates, and assigns (the “Pegasus Releasors”), do hereby forever release the Philips Releasees from any liability, whether known or unknown, suspected or unsuspected, concealed or hidden, accrued or unaccrued, from the beginning of time through the Effective Date, which against the Philips Releasees (or any of them), the Pegasus Releasors (or any of them) ever had, or now have, including, but not limited to, claims in connection with, arising out of or in any way related to (i) the LOI, the IP Due Diligence Confidentiality Agreement, and the Common Interest Agreement, (ii) the allegations in Texas Action and the New York Action, and (iii) Philips’ litigation conduct.
     e. Nothing in this Section 4 shall amend or modify the terms, or impact the existence of, or limit the effect of, the Related Agreements.
     f. Nothing in this Section 4 shall terminate the 2009 Confidentiality Agreement or the 2009 Amended Confidentiality Agreement.
     g. To ensure that the releases provided in sub-sections a, b, c, and d above are fully enforceable in accordance with their terms, the parties each hereby waive any benefits under, and any protection that each may have by virtue of, Section 1542 of the California Civil Code, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
In addition, the parties each hereby knowingly and voluntarily waive any protection that may exist under any comparable or similar statutes and principles of common law of any and all states of the United States or of the United States.
     5. Dismissals and Further Orders.
     a. Within five (5) business days of the Effective Date, the parties shall take all necessary steps to dismiss the First Massachusetts Action, the California Action, the New York Action and the Second Massachusetts Action, with prejudice, each party to bear its own costs.

     b. Within five (5) business days of the Effective Date, the parties shall take all necessary steps to dissolve the preliminary injunction entered in the California Action on October 7, 2008.
     c. Any fees related to the Discovery Referee in the California Action which have not yet been paid shall be split equally between the LED Group and Philips.
     d. Each party shall return, destroy or maintain documents designated as confidential in the First Massachusetts Action, the California Action, the New York Action, or the Second Massachusetts Action, according to the terms of the respective Protective Order in each of the foregoing actions. The Parties agree that outside counsel in the Actions may maintain more than a single copy of pleadings, memoranda or notes, even if such document contains confidential information as defined in the applicable Protective Order.
     6. Confidentiality. This Governing Agreement shall not be confidential and the parties may freely disclose this Agreement and the terms and conditions herein. The Related Agreements shall be confidential according to the terms and conditions contained in each of them respectively.
     7. Press Release. On or after the effective date of this Agreement, the parties shall issue the joint press release attached hereto as Exhibit A (the “Joint Press Release”).
     8. Discovery. In the event that any party hereto is requested or required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal, judicial or regulatory process to disclose the existence of or any of the terms of the Related Agreements or information or documents produced in any of the cases, such party shall (i) provide the other parties hereto with prompt prior written notice of such request or requirement, and (ii) cooperate with such other parties, at such other parties’ cost and expense, so that such other parties may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or the other parties waive compliance with the terms and provisions hereof, the party that is required or requested to disclose such information may disclose only those portions of the Related Agreements that such party is advised by legal counsel it is legally required to be disclosed.
     9. Disclosure For Enforcement. Nothing contained in this Agreement shall be deemed to prohibit or in any way limit the disclosure by any party hereto of the existence of or any of the terms of this Governing Agreement or the Related Agreements in connection with the enforcement of such party’s rights under this Agreement or the Related Agreements against any of the other parties hereto.
     10. Integration; Modification. This Governing Agreement and the Related Agreements contain the entire and only understanding among the parties relating to the subject matter of this Agreement and the Related Agreements and supersedes all prior written and oral representations or discussions between the parties. This Governing Agreement and the Related Agreements may not be altered or amended, nor may any of its provisions be waived, except by a writing executed by the party to be charged. The Parties hereby agree not to claim or contend that any non-written statement, not specified in this Governing Agreement, operates as a modification or waiver of any term of this Governing Agreement.

     11. Representations and Warranties.
     a. In connection with this Governing Agreement and the Related Agreements, Philips N.V., PENAC and PSSLS each represents and warrants to the other parties hereto that (i) it has the authority to execute, deliver and perform this Governing Agreement and the Related Agreements and the individual executing the Governing Agreement and the Related Agreements is authorized to do so on its behalf; (ii) it has not sold, assigned, transferred or otherwise disposed of any of the claims, demands or rights that are the subject of this Governing Agreement or the Related Agreements; and (iii) it has not commenced any pending legal action against any other party hereto and thereto, other than the legal actions identified in the recitals of this Governing Agreement.
     b. In connection with this Governing Agreement and the Related Agreements, LSG, LEH and LEI each represents and warrants to the other parties hereto and thereto that (i) it has the authority to execute, deliver and perform this Governing Agreement and the Related Agreements and the individual executing the Governing Agreement and the Related Agreements is authorized to do so on its behalf; (ii)  it has not sold, assigned, transferred or otherwise disposed of any of the claims, demands or rights that are the subject of this Governing Agreement or the Related Agreements; and (iii) it has not commenced any pending legal action against any other party hereto and thereto, other than the legal actions identified in the recitals of this Governing Agreement.
     c. In connection with this Governing Agreement and the Related Agreements, Pegasus Partners and Pegasus Advisors each represents and warrants to the other parties hereto and thereto that (i) it has the capacity to execute, deliver and perform this Governing Agreement and the Related Agreements; (ii) it has not sold, assigned, transferred or otherwise disposed of any of the claims, demands or rights that are the subject of this Governing Agreement or the Related Agreements; and (iii) it has not commenced any pending legal action against any other party hereto and thereto, other than the legal actions identified in the recitals of this Governing Agreement.
     12. Compromise. This Governing Agreement is a compromise of matters that are in dispute between the parties and neither the execution of this Agreement nor any acts undertaken pursuant to this Governing Agreement, including conduct taken in connection with the Related Agreements, shall be construed as an admission or evidence of any liability or wrongdoing whatsoever on the part of any party, which liability or wrongdoing is hereby expressly denied and disclaimed by each party. Neither this Governing Agreement, nor the fact of its execution, nor any of its provisions, shall be used, offered or received into evidence in any action or proceeding of any nature or otherwise referred to in any manner in any court or other tribunal by the parties hereto, except in a proceeding to enforce the terms of this Agreement.
     13. Language. The parties each acknowledge that it and/or its legal counsel fully understands this Governing Agreement, even though it is in the English language and the English language may not be its native language or familiar to it. The parties acknowledge that they have had an opportunity to have this Governing Agreement translated into a more familiar language and for their counsel to review this Governing Agreement in a more familiar language. The parties acknowledge that they are fully aware of the contents of this Governing Agreement and the legal effect of this Governing Agreement.

     14. Notice. All formal notices and other communications required or permitted hereunder shall be in writing, and shall be sent by international courier, certified or registered mail (postage prepaid), addressed as set forth below or at such other address as either party shall have furnished to the other in writing and all such notices and other written communications shall be effective upon receipt or upon refusal of delivery by the intended recipient.

If to Philips NV:	Philips Lighting B.V. Legal Department Attn. Mr. Karsten Schwennesen General Counsel P.O. Box 80020 Mathildelaan 1 5611 BD EINDHOVEN The Netherlands Tel. +31 40 27 57490	With a copy to:	Michael H. Steinberg, Esq. Sullivan & Cromwell 1888 Century Park East Suite 2100 Los Angeles, CA 90067 Tel. (310) 712-6600

To PENAC and/or PSSLS:	Joseph Innamorati Senior Vice President & Chief Legal Officer Philips Electronics North America Corporation 3000 Minuteman Road Building One, MS 109 Andover, MA 01810 Tel. 978-659-4636	With a copy to:	Michael H. Steinberg, Esq. Sullivan & Cromwell 1888 Century Park East Suite 2100 Los Angeles, CA 90067 Tel. (310) 712-6600

To any of the LED Group:	General Counsel Lighting Science Group Corporation Building 2A 1227 South Patrick Drive Satellite Beach, FL 32937 USA Tel. 321-779-5520	With a copy to:	Gregory R. Samuel Haynes and Boone, LLP Suite 3100 901 Main Street Dallas, Texas 75202 USA Tel. 214.651.5645

To Pegasus:	Steven Wacaster Vice President Pegasus Capital Advisors, L.P. 505 Park Avenue, 21st floor New York, NY 10022 USA Tel. (212) 710-2500	With a copy to:	Stephen M. Baldini, Esq. Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 USA Tel. 212.872.1062

     15. Waiver of Breach. A breach of any provision of this Governing Agreement may only be waived in writing and the waiver of such breach shall not operate or be construed as a waiver of any subsequent breach.
     16. Dispute Resolution. If any dispute arises under this Governing Agreement, the parties shall make a good faith effort to resolve the dispute before initiating litigation. The parties shall meet to discuss the dispute no later than ten (10) business days after either party gives written notice to the other party that such a dispute exists. Such meeting may be held telephonically if travel is impractical for either party. At such meeting, and to the extent the scope of the dispute is known, duly authorized representatives of each party having authority to resolve the dispute shall be in attendance. No action, suit, arbitration or other proceeding may be commenced before the parties have met pursuant to this Section, unless immediate injunctive relief is sought, in which case the noted meeting shall take place at the earliest opportunity after immediate injunctive relief is sought.
     17. Prevailing Party. In any legal action or proceeding to enforce any element of this Governing Agreement, the prevailing party shall be entitled to its or their attorneys’ fees and costs incurred, in addition to any relief to which such party may otherwise be entitled.
     18. Assignment & Transfer. This Governing Agreement may not be assigned or transferred.
     19. Bind & Benefit. In addition to third-parties mentioned or described by category in this Governing Agreement, this Governing Agreement shall bind and benefit the successors and permitted assigns of the parties.
     20. Headings. Headings and subheadings in this Governing Agreement are included solely for the convenience of reference and will not be considered to be a part of, or affect the interpretation of, this Governing Agreement.
     21. Electronic Signature. The parties agree to accept facsimile, scanned or copied signatures of their respective authorized representatives as original signatures for the purposes of executing this Governing Agreement as specified below and further agree to accept copied, scanned, electronic, or printed versions of this Governing Agreement fully signed and/or executed as if it was an original.
     22. Governing Law; Jurisdiction.
     a. This Governing Agreement shall be governed by, construed, interpreted and enforced in accordance with the laws of New York, without regard to choice or conflict of laws principles that would defer to the substantive laws of any other jurisdiction.
     b. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the State and Federal courts of the state of New York in connection with any suit, action or other proceeding arising out of or related to this Agreement or the transactions contemplated herein, and hereby unconditionally and irrevocably waives any objection to venue or jurisdiction in New York, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected by certified, first class mail to the addresses identified in Section 14 herein.
     c. Each of the parties hereto unconditionally and irrevocably waives any right such party may have to seek a jury trial in connection with any suit, action or other proceeding arising out of or related to this Agreement or the transactions contemplated herein.
IN WITNESS WHEREOF, the parties have caused this Governing Agreement to be executed by their duly authorized representatives, as of the Effective Date.

Printed Name
Party	Signature	Title	Date

Lighting Science Group Corporation

LED Holdings, LLC

LED Effects, Inc.

Pegasus Capital Advisors, L.P.

Pegasus Partners IV, L.P.*

Philips Electronics North America Corporation

Philips Solid-State Lighting Solutions, Inc.

Koninklijke Philips Electronics N. V.

*	By Pegasus Investors IV, L.P., its general partner, by Pegasus Investors IV GP, L.L.C., its general partner.